EXHIBIT 99.2

ITEM 7 INFORMATION

Certain of the securities being reported on by Eugénie Patri Sébastien S.A. on this Schedule 13G are actually held by EPS Participations S.à r.l., a direct wholly-owned subsidiary of Eugénie Patri Sébastien S.A.

(Item 7 Information)